EXHIBIT 8(k)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (NATIONWIDE)

AMENDMENT NO. 1

TO

PARTICIPATION AGREEMENT AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND DISTRIBUTORS, LLC,

AND

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

The Participation Agreement, dated May 1, 2005 (the “Agreement”) among Transamerica Financial Life Insurance Company (the “Company”), Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) (the “Trust”), and Nationwide Fund Distributors LLC (formerly, Gartmore Distribution Services, Inc.) is hereby amended as follows:

The following shall be added as Section 1.12.:

If transactions in Trust shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply:

Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

For each Fund/SERV transaction, including a transaction establishing accounts with the Trust or its affiliate, the Company shall provide the Trust with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Trust to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.”

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of June 24, 2009.

(Signatures on following page)

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TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY		NATIONWIDE VARIABLE INSURANCE TRUST

	/s/ Arthur D. Woods		/s/ Lee T. Cummings
Name:	Arthur D. Woods	Name:	Lee T. Cummings
Title:	Vice President	Title:	Asst. Secretary

NATIONWIDE FUND DISTRIBUTORS LLC

/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Principal

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